Exhibit 99.1

NEWS

For Release July 28, 2005 at 1:05 p.m. PST:

WJ Communications Announces Fiscal Q2, 2005 Results

July 28, 2005 - San Jose, CA - WJ Communications, Inc. (NASDAQ: WJCI), a leading designer and supplier of RF solutions for the wireless infrastructure and RFID reader markets, today announced results for its second quarter ended July 3, 2005.   The Company also announced that effective for the second quarter of 2005, the Company would recognize revenue from its distribution channels when the Company’s distributors have sold the product to the end customers (the “sell-through” method).  The Company had previously recognized revenue upon shipment to its distributors less estimated reserves for returns and pre-authorized price reductions (the “ship-to” method).

As a result of changing the application of its revenue recognition policy regarding its distributors, the Company will defer revenue recognition on approximately $4.1 million of products that remain in distributor inventories and have not sold through to end customers as of July 3, 2005.  The Company will recognize revenue on these products as the Company’s distributors sell the product to their end customers in future periods.  Including the effect of the aforementioned $4.1 million adjustment, revenue for the second quarter of 2005 was $4.0 million, derived primarily from the Company’s core business consisting of semiconductor components, multi-chip modules and RFID reader modules. The revenue from our core business for the second quarter of 2005 included revenue from our acquisition of EiC and Telenexus, Inc. of $0.2 million and $0.6 million, respectively. A full discussion of the sell-through revenue recognition method is included at the end of this press release.

If the Company had not changed its method of revenue recognition regarding its distributors, revenue for the second quarter of 2005 would have been $8.1 million from its core business consisting of semiconductor components, multi-chip modules and RFID reader modules. This compares to the revenue of $8.4 million in the same period last year, consisting of $7.1 million from the core business and $1.3 million in revenues from the legacy wireless assembly business.  This also compares to the revenue of

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$7.8 million in the first quarter of 2005, consisting of $7.5 million from the core business and $0.3 million from the legacy wireless assembly business.

The Company reported a net loss of $7.8 million for the second quarter of 2005 or $0.12 per common share. This includes the impact from the one-time revenue adjustment described above, a charge of $1.2 million related to an employee separation agreement, and $0.4 million of professional fees related to a potential strategic business combination, which the Company decided not to consummate.  This net loss compares to the net loss of $9.9 million for the second quarter of 2004, which included a charge of $8.5 million for in-process research and development related to the acquisition of the infrastructure assets from EiC Corporation.

As of July 3, 2005, the Company had cash, cash equivalents and short-term investments of $37.0 million with no long-term debt outstanding. This compares to $38.6 million in cash, cash equivalents and short-term investments at the end of the previous quarter.

“On a comparable basis, our core business continues to grow. During my first few weeks on the job, we have identified a number of opportunities to improve upon our underlying business. Over the next quarter, I intend to lay out a strategic plan designed to help improve our performance and attain profitability in the shortest time period possible,” said Bruce Diamond, Chief Executive Officer and President of WJ Communications.  “While the reasons for changing the revenue recognition method are strictly accounting related, we believe that the side benefits of this change include a better understanding and focus on end user demand for products that the Company sells through distribution. This revenue recognition method is consistent with the practice of many other semiconductor companies.”

“During the quarter, our cost of sales benefited from approximately $200,000 in cost savings due to the closure of our Fremont, CA wafer fabrication facility,” added Ephraim Kwok, Senior Vice President, and Chief Financial Officer of WJ Communications. “For the upcoming quarter, we expect our revenue to be in the range of $7.6 million to $8.0 million. Our gross margin this quarter was impacted due to the change to the “sell-through” method of revenue recognition, and we expect the gross margin for the upcoming quarter to be in the range of high 40’s to low 50’s percent.”

Additional information on the change to a sell-through revenue recognition method

Effective for the Company’s second quarter ended July 3, 2005, the Company changed the application of its revenue recognition policy regarding its distributors. The Company had previously recognized revenue upon shipment to its distributors less estimated reserves for returns and pre-authorized price reductions (the “ship-to” method). Effective for the second quarter ended July 3, 2005, the Company will recognize revenue from its distribution channels when the Company’s distributors have sold the product to the end customer (the “sell-through” method).  Historically, the Company has received stock rotation requests from its distributors that were within the amounts estimated and contractually allowed with only one exception of an insignificant amount.   However, the most recent request for stock rotation during the second quarter ended July 3, 2005 was higher than the amount contractually allowed.  Management believes the increasing percentage of new products introduced by the Company makes it likely that stock rotation reserves will continue to be difficult to estimate based on historical patterns and contractual provisions.  Based on this change in facts and circumstances and management’s future expectations, the Company believes that it can no longer reasonably estimate the amount of future returns from its distributors.  Accordingly, recognition of revenue and associated gross profit on shipments to distributors will be deferred until the resale to the end customer.  This change will be effective for the Company’s second quarter ended July 3, 2005 and will result in a one-time revenue reduction of approximately $4.1 million which represents the current unsold inventory held by its distributors. Accordingly, the revenue of the second quarter ended July 3, 2005 was $4.0 million, including the aforementioned $4.1 million of adjustment.

About WJ Communications

WJ Communications, Inc. is a leading provider of radio frequency (RF) solutions serving multiple markets targeting wireless communications, RF identification (RFID), broadband cable, and defense and homeland security. WJ addresses the RF challenges in these multiple markets with its highly reliable amplifiers, mixers, RF integrated circuits (RFICs), RFID reader modules, chipsets, and multi-chip (MCM) modules. For more information visit www.wj.com or call 408-577-6200.

This release contains forward-looking statements including financial projections, statements as to the plans and objectives of management for future operations, and statements as to the Company’s future economic performance, financial condition or results of operations. These forward-looking statements are not historical facts but rather are based on current expectations and our beliefs. Words such as “may,” “will,” “expects,” “intends,” “plans,” “believes,” “seeks” “could” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, the actual success of deploying 3G in the second half of 2005, the actual future success in building relationships with major OEMs from RFID business in 2005, our actual future performance in wireless infrastructure for 2005, actual revenue performance in the third quarter of 2005, the risk factors contained in the Company’s Form 10-K for year ended 2004 and such other factors as described from time to time in the Company’s filings with the Securities & Exchange Commission which are available on the SEC website at www.sec.gov.  Readers of this release are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this press release.

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WJ Communications:		Investor Relations Contacts:

Ephraim Kwok	or	Chris Danne, Rakesh Mehta
Chief Financial Officer		The blueshirt group for WJ Communications
408 577 6200		415 217 7722
www.wj.com		chris@blueshirtgroup.com
rakesh@blueshirtgroup.com

WJ Communications Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 3, 2005	June 27, 2004	July 3, 2005	June 27, 2004

Sales
Core business (1)	$3,990	$7,105	$11,504	$13,742
Legacy (2)	33	1,309	293	1,743
Total sales	4,023	8,414	11,797	15,485

Cost of goods sold	2,870	3,308	7,218	6,503

Gross profit	1,153	5,106	4,579	8,982

Operating expenses:

Research & development	4,397	4,131	9,140	8,234

Selling & administrative	4,824	2,958	8,012	5,804

Acquired in-process research & development	—	8,500	3,400	8,500

Restructuring reversals	—	(430)	—	(430)

Total operating expenses	9,221	15,159	20,552	22,108

Loss from operations	(8,068)	(10,053)	(15,973)	(13,126)

Interest income, net	237	127	453	267

Other income, net	3	—	8	—

Loss before income taxes	(7,828)	(9,926)	(15,512)	(12,859)

Income tax benefit	—	—	—	(6,542)

Net loss	$(7,828)	$(9,926)	$(15,512)	$(6,317)

Basic and diluted net loss per share	$(0.12)	$(0.16)	$(0.24)	$(0.11)

Basic and diluted weighted average shares	64,055	60,254	63,536	59,832

(1)                                  Core business sales includes sales of our semiconductor components, multi-chip modules and RFID reader modules.

(2)                                  Legacy sales includes sales of our wireless and fiber optic products.

WJ Communications Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	July 3, 2005 (1)	December 31, 2004 (2)
ASSETS

Cash and cash equivalents	$24,043	$24,392

Short-term investments	12,960	18,732

Accounts receivable, net	5,463	6,841

Inventory	5,109	5,148

Other current assets	1,601	3,183

Total current assets	49,176	58,296

Property, plant and equipment	8,144	9,679

Goodwill	6,875	1,368

Intangible assets, net	2,064	180

Other assets	210	210

Total assets	$66,469	$69,733

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$15,142	$11,572

Long-term obligations	15,657	16,864

Stockholders’ equity	35,670	41,297

Total liabilities and stockholders’ equity	$66,469	$69,733

(1)                                  Unaudited

(2)                                  Derived from the Company’s audited consolidated financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2004.